                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             STARBUCKS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [STARBUCKS LOGO]

                              Seattle, Washington
                                January 10, 2000

Dear Shareholders:

     You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Monday, February 14, 2000 at 10:00 a.m. (Pacific
Time). The meeting will be held at Benaroya Hall, 200 University Street, Seattle, Washington. Directions to Benaroya Hall appear on the back cover of this Notice of Annual Meeting and Proxy Statement.

     The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Starbucks Corporation's operations and respond to any questions you may have.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                          Very truly yours,

                                          /s/ HOWARD SCHULTZ
                                          ---------------------------
                                          Howard Schultz
                                          chairman and
                                          chief executive officer

                             STARBUCKS CORPORATION
                             2401 UTAH AVENUE SOUTH
                           SEATTLE, WASHINGTON 98134

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                               FEBRUARY 14, 2000

     The Annual Meeting of Shareholders of Starbucks Corporation, (the "Company") will be held at Benaroya Hall, 200 University Street, Seattle, Washington, on Monday, February 14, 2000 at 10:00 a.m. (Pacific Time) for the following purposes:

     1. To elect three Class 1 directors to serve until the Annual Meeting of Shareholders to be held in early 2003;

     2. To approve the amendment and restatement of the Starbucks Corporation Key Employee Stock Option Plan -- 1994 to, among other things, (i) extend the term of the plan, (ii) increase by 9,000,000 the number of shares of the Company's Common Stock reserved for issuance under the plan, (iii) add provisions prohibiting the granting of stock options with an exercise price below the fair market value of a share of the Company's Common Stock on the date of grant, or the repricing of stock options below such fair market value without shareholder approval, and
        (iv) update the plan to permit more effective administrative practices;

     3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 1, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on December 10, 1999 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

     The Company's Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the enclosed Annual Report to Shareholders for the fiscal year ended October 3, 1999.

                                          By Order of the Board of Directors,

                                          /s/ G. SCOTT GREENBURG
                                          ----------------------------------
                                          G. Scott Greenburg
                                          secretary
Seattle, Washington
January 10, 2000

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON.

                             STARBUCKS CORPORATION
                             2401 UTAH AVENUE SOUTH
                           SEATTLE, WASHINGTON 98134

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Starbucks Corporation, a Washington corporation ("Starbucks" or the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. (Pacific Time) on Monday, February 14, 2000 at Benaroya Hall, 200 University Street, Seattle, Washington and at any adjournment thereof. Directions to Benaroya Hall are provided on the back cover of this Proxy Statement.

     A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the Secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the Secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as specified by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, no par value per share (the "Common Stock"), of the Company represented thereby will be voted for: (1) the election of the three directors nominated by the Board of Directors; (2) the approval of the amendment and restatement of the Starbucks Corporation Key Employee Stock Option Plan -- 1994 (the "Key Employee Plan") as described in more detail herein; (3) the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 1, 2000 ("fiscal 2000"), and in accordance with the best judgment of the named proxies on other matters properly brought before the Annual Meeting.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. Approval of the amendment and restatement of the Key Employee Plan, ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors and any other matter that properly comes before the meeting requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the matter. Accordingly, abstentions and broker non-votes, because they are not affirmative votes, will have the effect of votes against the proposal. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent and the inspector of elections for the Annual Meeting.

     This Proxy Statement and the enclosed proxy card will be first mailed on or about January 10, 2000 to the Company's shareholders of record on December 10, 1999 (the "Record Date").

     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained ChaseMellon Shareholder Services, L.L.C., to aid in the solicitation of proxies and has agreed to pay ChaseMellon approximately $7,500, plus reasonable expenses, for such services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

     At the close of business on the Record Date, there were 182,642,050 shares of Common Stock (the "Shares") outstanding and there were no outstanding shares of any other class of stock. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be divided into three classes, with such classes to be as nearly equal in number as the total number of directors constituting the entire Board permits. As of October 3, 1999, the Company's Board of Directors consisted of nine members, with three members in each of Classes 1, 2 and 3. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve for a term of three years and until their respective successors have been elected and qualified. The current terms of the Class 1 directors, Mr. Howard P. Behar, Mr. James G. Shennan, Jr. and Mr. Craig E. Weatherup, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board of Directors has nominated Mr. Behar, Mr. Shennan and Mr. Weatherup for reelection to the Board of Directors at the Annual Meeting, to serve until the Annual Meeting of Shareholders expected to be held in early 2003. The terms of the other Class 2 and Class 3 directors expire at the Annual Meetings of Shareholders expected to be held in early 2001 and 2002, respectively.

     Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Behar, Shennan and Weatherup to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

     Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting.

CLASS 1 DIRECTORS
TERMS EXPIRE AT THE ANNUAL MEETING

     HOWARD P. BEHAR, 55, has been a director of the Company since January 1996. Mr. Behar served as president of Starbucks Coffee International, Inc. from June 1994 until his retirement from this position in late 1999. From February 1993 to June 1994, Mr. Behar served as the Company's executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as senior vice president, Retail Operations of the Company and from August 1989 to January 1991, he served as the Company's vice president, Retail Stores.

     JAMES G. SHENNAN, JR., 58, has been a director of the Company since March 1990. Mr. Shennan has served as a general partner of Trinity Ventures, a venture capital organization, since 1989. From 1986 to 1988, he served as the president and chief executive officer of Addison Consultancy Group, a marketing consulting firm. Prior to that time, Mr. Shennan served as the president and chief executive officer of Aidcom International, PLC (a predecessor of Addison Consultancy Group), a publicly-held marketing services company located in the United Kingdom and its predecessor, S&O Consultants, an international marketing, design and research consulting organization. Mr. Shennan also serves on the Board of Directors of P.F. Chang's China Bistro, Inc. and Quokka Sports, Inc.

     CRAIG E. WEATHERUP, 54, has been a director of the Company since February 1999. Mr. Weatherup is the Chairman and Chief Executive Officer of the Pepsi Bottling Group, Inc. Prior to the spin-off of the Pepsi Bottling Group, Inc. in early 1999, Mr. Weatherup had worked with PepsiCo, Inc. for

24 years and had served as Chief Executive Officer of its worldwide Pepsi-Cola business. Mr. Weatherup also serves as Director of Federated Department Stores, Inc.

CLASS 2 DIRECTORS
TERMS EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN EARLY 2001

     GREGORY B. MAFFEI, 39, has been a director of the Company since February 1999. Mr. Maffei is currently the Senior Vice President, Finance & Administration and Chief Financial Officer of Microsoft Corporation and has announced his intention to join Worldwide Fiber, Inc., a global telecommunications company, as its Chief Executive Officer in January 2000. Mr. Maffei joined Microsoft in April 1993 as Director, Business Development & Investments, and has also served as Treasurer and Vice President, Corporate Development. Mr. Maffei serves as a director of Comcast Corporation, an entertainment and telecommunications company, Cort Business Services Corporation, a national provider of rental furniture and Ragen Mackenzie Group Incorporated, a regional brokerage firm.

     ARLEN I. PRENTICE, 62, has been a director of the Company since February 1986. Mr. Prentice is a founder of Kibble & Prentice, Inc., a financial services firm. Mr. Prentice has served as a co-chairman and the chief executive officer of Kibble & Prentice, Inc. since June 1972. Mr. Prentice presently serves as a director of Northland Telecommunications Corporation, a cable television company providing services through its affiliates to customers in nine states, Percon, Inc., a distributor of bar code systems, and Flow International Inc., a manufacturer and distributor of high pressure water jet cutting systems.

     ORIN C. SMITH, 57, has been a director of the Company since January 1996. Mr. Smith has served as president and chief operating officer of the Company since June 1994. From March 1990 to June 1994, Mr. Smith served as the Company's vice president and chief financial officer and later as its executive vice president and chief financial officer. Mr. Smith presently serves as a director of Oakley, Inc., a designer, manufacturer and distributor of premium performance sunglasses, footwear, apparel, accessories and watches.

CLASS 3 DIRECTORS
TERMS EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS EXPECTED TO BE HELD IN EARLY 2002

     BARBARA BASS, 48, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. She is on the Board of Directors of DFS Group Limited, a retailer of luxury branded merchandise, The Bombay Company, Inc., a retailer of traditional furniture and accessories, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

     CRAIG J. FOLEY, 55, has been a director of the Company since March 1990. Mr. Foley has served as president of Wickham Capital Corp., a venture capital firm, since February 1994. He has also served as a partner of Phillips-Smith-Machens Venture Partners, a venture capital firm, since April 1994. From February 1982 to February 1994, Mr. Foley served on the Board of Directors of Chancellor Capital Management, Inc., (now, Invesco Capital Management) and, as managing director of its Alternative Asset Management Group, served as a financial advisor to various entities.

     HOWARD SCHULTZ, 46, is the founder of the Company and has been chairman of the board and chief executive officer since its inception in 1985. From 1985 to June 1994, Mr. Schultz was also the Company's president. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company; and from January 1986 to July 1987, he was the chairman of the board, chief executive officer, and president of Il Giornale Coffee Company, a predecessor to the Company. Mr. Schultz serves on the Board of Directors of the National Association of Securities Dealers, Inc., eBay, Inc., an internet trading company, and drugstore.com, an on-line drugstore.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BEHAR, SHENNAN AND WEATHERUP TO THE BOARD OF DIRECTORS.

COMMITTEES

     During the fiscal year ended October 3, 1999 ("fiscal 1999"), the Company's Board of Directors had standing Compensation and Audit Committees, but did not have a standing nominating committee. The members of each Committee and the functions performed thereby are described below:

     Compensation Committee. Mr. Prentice, Ms. Bass and Mr. Foley served on the Compensation Committee until February 1999. After that time, the Compensation Committee was comprised of Mr. Prentice (Chairman), Ms. Bass and Mr. Maffei. The Compensation Committee is responsible for setting compensation philosophy for the Company and determining compensation and other benefits for the Company's senior executive officers. The Compensation Committee also administers the Company's stock option and stock purchase plans, as well as the Executive Management Bonus Plan (the "EMB Plan").

     Audit Committee. Mr. Shennan, Ms. Bass and Mr. Jeffrey Brotman served on the Audit Committee until February 1999. After that time, the Audit Committee was comprised of Mr. Shennan (Chairman), Mr. Foley and Mr. Weatherup. The Audit Committee reviews the planned scope of the services of the Company's independent auditors, reviews financial statements and the auditors' opinion letter, recommends the independent auditors for the following fiscal year, reviews the recommendations of the independent auditors relating to accounting, internal controls, and other matters and reviews internal controls and accounting procedures with the Company's financial staff.

     During fiscal 1999, the Compensation Committee met four times and held two telephonic meetings, the Audit Committee met three times, and the Board of Directors met four times and held three telephonic meetings. Each director attended at least 75% percent of all Board meetings and meetings of Committees on which they served.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the "Executive Compensation" section of this Proxy Statement, and (iv) all current directors and officers of the Company as a group. Such information is provided as of December 1, 1999 except for Capital Research & Management's information which is provided as of September 30, 1999. According to the rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%, based upon 182,624,785 shares of Common Stock outstanding.

            NAME AND ADDRESS OF              AMOUNT AND NATURE OF
            BENEFICIAL OWNER(1)              BENEFICIAL OWNERSHIP    PERCENT OF CLASS
            -------------------              --------------------    ----------------
Capital Research & Management..............       10,770,000               5.9%
Howard Schultz.............................        7,466,776(2)            4.0%
Orin C. Smith..............................          981,737(3)              *
Barbara Bass...............................          127,000(4)              *
Howard P. Behar............................          412,068(5)              *
Craig J. Foley.............................          157,400(6)              *
Gregory B. Maffei..........................                0                 *
Arlen I. Prentice..........................          393,676(7)              *
James G. Shennan, Jr.......................          389,596(8)              *
Craig E. Weatherup.........................           10,000                 *
John Richards..............................          167,096(9)              *
Michael Casey..............................          283,506(10)             *
All Directors and Executive Officers as a
  Group (31 persons).......................       12,972,716(11)           6.8%

---------------
  (1) The address of Capital Research & Management is 333 South Hope Street, 55th Floor, Los Angeles, California, 90071-1447. The address of the directors and executive officers listed is 2401 Utah Avenue South, Seattle, Washington 98134.

  (2) Includes 3,673,330 shares subject to options exercisable on or before January 30, 2000.

  (3) Includes 970,000 shares subject to options exercisable on or before January 30, 2000.

  (4) Includes 120,000 shares subject to options exercisable on or before January 30, 2000.

  (5) Includes 400,000 shares subject to options exercisable on or before January 30, 2000.

  (6) Includes 155,000 shares subject to options exercisable on or before January 30, 2000.

  (7) Includes 39,000 shares held by the Prentice Family Partnership, a general partnership in which Mr. Prentice serves as a general partner, and 216,000 shares subject to options exercisable on or before January 30, 2000.

  (8) Includes 46,660 shares held by Trinity Ventures II, L.P., a partnership of which Mr. Shennan is a general partner, 13,896 shares held by Trinity Ventures III, L.P., a partnership of which Mr. Shennan is a general partner, and 54,360 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, as well as 186,800 shares subject to options exercisable on or before January 30, 2000.

  (9) Includes 166,668 shares subject to options exercisable on or before January 30, 2000.

(10) Includes 266,568 shares subject to options exercisable on or before January 30, 2000.

(11) Includes 8,502,812 shares subject to options exercisable on or before January 30, 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or earned by the Company's chief executive officer and its four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in fiscal 1999 (collectively referred to herein as the "Named Executive Officers") during each of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                   ANNUAL COMPENSATION     COMPENSATION
                                                   --------------------    ------------
                                                                            NUMBER OF
                                                                            SECURITIES      ALL OTHER
                                                    SALARY      BONUS       UNDERLYING     COMPENSATION
    NAME AND PRINCIPAL POSITION      FISCAL YEAR     ($)         ($)        OPTIONS(1)         ($)
    ---------------------------      -----------   --------    --------    ------------    ------------
HOWARD SCHULTZ.....................     1999       778,846(2)        0        800,000         25,361(3)
  chairman and                          1998       750,000     425,250      1,050,000         25,461(3)
  chief executive officer               1997       740,385     487,500        800,000         26,241(3)
ORIN C. SMITH......................     1999       623,077(2)        0        600,000          1,600(4)
  president and                         1998       600,000     425,250        600,000          1,600(4)
  chief operating officer               1997       592,308     360,000        600,000          1,848(4)
HOWARD P. BEHAR....................     1999       373,846(2)        0        200,000              0
  president, Starbucks                  1998       360,000     226,800        300,000          1,600(5)
  Coffee International, Inc.            1997       355,962     180,000        300,000          2,346(5)
JOHN RICHARDS......................     1999       465,385           0        200,000         24,292(7)
  president, Retail North               1998       400,000     179,704              0         75,096(7)
  America                               1997             0(6)  125,000(6)     250,000              0
MICHAEL CASEY......................     1999       413,462           0        200,000          2,359(8)
  executive vice president,             1998       332,212     175,000        150,000         17,501(8)
  chief financial officer and           1997       273,510     110,000         40,000          3,398(8)
  chief administrative officer

---------------
(1) The number of options granted for all years presented has been adjusted to reflect the two-for-one stock split effected by the Company in March 1999.

(2) The annual base salaries of Messrs. Schultz, Smith and Behar did not change from their base salaries in fiscal 1998 although actual amounts paid varied because of the Company's payroll schedule.

(3) The amounts shown include (i) matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Schultz of $1,600, $1,600 and $2,130 in fiscal 1999, 1998 and 1997 respectively, and (ii) unreimbursed payments by the Company of the insurance premium for a split dollar life insurance policy originally issued in 1991 of $23,761, $23,861, and $24,111 in fiscal 1999, 1998 and 1997, respectively.

(4) The amounts shown represent matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Smith.

(5) The amounts shown represent matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Behar.

(6) Mr. Richards joined the Company on September 15, 1997 and did not receive any salary during fiscal 1997. He earned a $125,000 bonus pursuant to the terms of the offer letter to him dated August 22, 1997.

(7) The amounts shown represent (i) relocation expenses paid to Mr. Richards in accordance with the offer letter to him dated August 22, 1997 of $21,324 and $75,096 in fiscal 1999 and 1998, respectively, and (ii) a matching contribution by the Company to the Company's 401(k) Plan on behalf of Mr. Richards of $2,968 in fiscal 1999. Mr. Richards was not eligible to participate in the Company's 401(k) Plan during fiscal 1997 or fiscal 1998.

(8) The amounts shown include (i) relocation expenses of $16,667 paid to Mr. Casey in fiscal 1998, and (ii) matching contributions by the Company to the Company's 401(k) Plan on behalf of Mr. Casey of $2,359 and $3,398 in fiscal 1999 and 1998, respectively.

STOCK OPTION GRANTS IN FISCAL 1999

     The following table sets forth information regarding options granted to the Company's Named Executive Officers during fiscal 1999 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights. In accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                          OPTION GRANTS IN FISCAL 1999

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                           NUMBER OF         PERCENT OF                                          OPTION TERM(2)
                           SECURITIES       TOTAL OPTIONS                                 ----------------------------
                       UNDERLYING OPTIONS    GRANTED TO     EXERCISE PRICE   EXPIRATION   FIVE PERCENT    TEN PERCENT
        NAME               GRANTED(1)         EMPLOYEES       PER SHARE         DATE           ($)            ($)
        ----           ------------------   -------------   --------------   ----------   -------------   ------------
Howard Schultz.......       800,000(3)          10.3            $21.47        11/13/08     10,801,290      27,372,591
Orin C. Smith........       600,000(4)           7.7            $21.47        11/13/08      8,100,968      20,529,443
Howard P. Behar......       200,000(5)           2.6            $21.47        11/13/08      2,700,323       6,843,148
John Richards........       200,000(6)           2.6            $21.47        11/13/08      2,700,323       6,843,148
Michael Casey........       200,000(7)           2.6            $21.47        11/13/08      2,700,323       6,843,148

---------------
(1) The number of options granted in fiscal 1999 has been adjusted to reflect the two-for-one stock split effected by the Company in March 1999.

(2) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the rate shown (compounded annually) from the date of grant to the expiration date. These numbers are presented in accordance with the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(3) Mr. Schultz's options become exercisable in one 266,668 share increment on September 28, 1999, and two 266,666 share increments on September 28, 2000 and 2001.

(4) Mr. Smith's options become exercisable in three 200,000 share increments on September 28 of 1999, 2000 and 2001.

(5) Mr. Behar's options became exercisable in one 200,000 share increment on September 28, 1999.

(6) Mr. Richards' options become exercisable in one 66,668 share increment on September 28, 1999 and two 66,666 share increments on September 28, 2000 and 2001.

(7) Mr. Casey's options become exercisable in one 66,668 share increment on September 28, 1999 and two 66,666 share increments on September 28, 2000 and 2001.

EXERCISES OF STOCK OPTIONS

     The following table sets forth information regarding stock option exercises during fiscal 1999 by the Named Executive Officers and the value of each Named Executive Officer's exercised and unexercised stock options on October 3, 1999.

  AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS
                                                               UNDERLYING UNEXERCISED         AT FISCAL YEAR END(2)
                       SHARES ACQUIRED                       OPTIONS AT FISCAL YEAR END                ($)
                         ON EXERCISE     VALUE REALIZED(1)   ---------------------------   ---------------------------
        NAME                 (#)                ($)          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------------   -----------------   -----------   -------------   -----------   -------------
Howard Schultz.......      520,000           7,669,593        3,673,330      1,149,998     44,872,899      4,763,535
Orin C. Smith........      473,200           8,148,298          970,000        800,000      5,869,716      3,225,000
Howard P. Behar......      266,672           3,838,136          400,000        200,000      1,803,130      1,112,500
John Richards........            0                   0          166,668        283,332        388,550        666,150
Michael Casey........       90,600           1,527,759          246,568        243,332      1,760,278      1,310,205

---------------
(1) Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2) The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of October 1, 1999 (the last trading day prior to the Company's fiscal year end on October 3, 1999).

COMPENSATION OF DIRECTORS

     During fiscal 1999, directors who are not executive officers of the Company received no cash compensation for their services. Such directors participate in the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Under the terms of the Directors Plan, non-employee directors are annually awarded stock options to purchase shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant. During the fiscal year ended October 3, 1999, each of Messrs. Foley, Prentice and Shennan and Ms. Bass received options to purchase 20,000 shares of Common Stock (40,000 after giving effect to the Company's two-for-one stock split effected in March 1999) at an exercise price of $52.50 per share ($26.25 per share post stock split).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, Ms. Bass, Mr. Maffei and Mr. Prentice had no relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 402(j) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

     During fiscal 1999, the Compensation Committee of the Board of Directors was responsible for setting compensation philosophy and determining base salary, bonus, long-term incentive compensation and other benefits for the chief executive officer and other senior executive officers. The Compensation Committee is comprised of three directors, each of whom qualifies as an "outside director" under Section 162(m) of the

---------------

     * The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Exchange Act (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

Internal Revenue Code ("Section 162(m)") and as a "non-employee director" under Rule 16b-3 promulgated under the Exchange Act.

     COMPENSATION COMPONENTS: The Compensation Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee's policy is that the compensation package for executive officers should consist of three components:
(i) annual base salary, (ii) incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year, and
(iii) stock option awards designed to align management's interests with those of shareholders by rewarding outstanding performance and providing long-term incentives for the Company's key employees.

     The Compensation Committee establishes total annual compensation for the chief executive officer and other senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside compensation consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group companies. The compensation comparator group is not limited to companies listed on the National Market tier of The Nasdaq Stock Market, Inc., and includes an array of companies in specialty retail and other industries, with high growth and strong brand image characteristics. Seven of the eighteen companies used to provide competitive compensation data are included in the indices reflected in the performance graph required by Item 402(1) of Regulation S-K and set forth on page 11 of this Proxy Statement. In addition to reviewing senior executive officers' compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company's president and chief operating officer regarding total compensation for those executives who report directly to him.

     TOTAL COMPENSATION: For fiscal 1999, the Compensation Committee determined that total compensation for executive officers (the sum of base salary, incentive bonus, and long-term compensation delivered through stock option awards) should be targeted between the 75th and 90th percentiles of selected peer group companies. The Committee may, at its discretion, award compensation in excess of or less than the target. Base salary and incentive bonus were targeted at the 50th percentile of peer group companies so that more than a proportionate amount of total compensation is awarded through a long-term incentive vehicle. This strategy is intended to be competitive with other high performing organizations and to enable the Company to attract, reward and retain exceptional talent. For this period, the aggregate of Mr. Schultz' base salary, incentive bonus and stock options was within the competitive target range.

     BASE SALARY: Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay, and Company peer group pay levels. In fiscal 1999, base salary for Mr. Schultz was determined in accordance with the factors above. During this period, Mr. Schultz's actual base salary was $750,000, approximating the competitive target of the 50th percentile of compensation paid by targeted peer group companies. Mr. Schultz's annual base salary did not change from his salary in fiscal 1998 (although the actual amount paid in fiscal 1999 and reflected in the Summary Compensation Table varied because of the Company's payroll schedule).

     INCENTIVE BONUS: Incentive bonuses are generally granted based on a percentage of each executive officer's base salary. During fiscal 1999, the chief executive officer, president and chief operating officer, president of Starbucks Coffee International, Inc. (who has now retired), president Retail North America (now the president of North American Operations), and executive vice presidents of the Company participated in the EMB Plan. As part of their employment agreements, the entering president of Starbucks Coffee International, Inc. and president, Consumer Products (who has now been appointed to serve as the president, Retail North America) are eligible to participate in the EMB Plan beginning in fiscal 2000. The EMB Plan was designed to meet the requirements of
Section 162(m) that impose a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to the chief executive officer and the four other most highly paid officers of the Company unless such compensation qualifies as "performance-based compensation."

     The Compensation Committee selects participants and establishes objective performance measures, bonus target percentages, and other terms and conditions of awards under the EMB Plan. Target bonus amounts are expressed as a percentage of base salary and are established according to the overall intended competitive position and competitive survey data for comparable positions in peer group companies. For fiscal 1999, the bonus targets for participating officers ranged from 50% to 100% of base salary depending on position, with a maximum bonus payout pursuant to the achievement of the objective performance goal of $1,000,000. Mr. Schultz' target was increased over his target for fiscal 1998 to place a greater portion of his potential cash compensation at risk and make such compensation dependant upon the Company's performance. After the end of the performance period, the Committee determines the extent to which the performance goals were achieved and determines the amount of the award that is payable.

     Seventy percent (70%) of the target bonus is based on specified objective performance measures selected by the Compensation Committee each fiscal year. In fiscal 1999, the objective performance measure was earnings per share of $1.23 (subject to adjustment for the two-for-one stock split effected in March 1999 and for significant acquisitions or dispositions). Thirty percent (30%) of the target bonus is based on specific subjective performance goals for each officer, which change somewhat each year according to the strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each performance goal typically range from 5% to 35%. Mr. Schultz' goals for fiscal 1999 related to achievement of the operating plan, increasing return on invested assets and managing organizational development.

     The bonus payout award is determined according to the level of achievement of both the objective performance measure and subjective performance goals. Below a threshold of performance, no awards may be granted pursuant to the objective performance measure and the Compensation Committee may reduce the awards pursuant to individual subjective performance goals. In fiscal 1999, the objective performance measure was not met at the minimum level of 90% and the Compensation Committee exercised its discretion to modify the amount of bonus earned pursuant to the achievement of subjective performance goals so that the total bonus payout for all executive officers was reduced to zero. Certain executive officers, none of whom participated in the EMB Plan in fiscal 1999, received guaranteed bonus payments pursuant to their offer letters to join the Company.

     STOCK OPTIONS: In fiscal 1999, long-term, performance-based compensation of executive officers took the form of option awards under the Company's Key Employee Plan. The Compensation Committee believes that equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to or in excess of the closing price of the Company's Common Stock on the date of grant and, accordingly, will have value only if the Company's stock price increases.

     In granting options under the Key Employee Plan, the Compensation Committee bases the size of stock option awards on such considerations as the value of options awarded to comparable positions in peer group companies, Company and individual performance against plan, the number of options currently held by the officer, the allocation of overall share usage attributed to executive officers, and the relative proportion of long-term incentives within the total compensation mix. For fiscal 1999, Mr. Schultz was granted an aggregate of 400,000 options to purchase shares of Common Stock (800,000 after giving effect to the Company's two-for-one stock split effected in March 1999). These options and those shown in the Summary Compensation Table and the Option Grants in Fiscal 1999 Table for the other Named Executive Officers were granted in November 1998 and reflect the Company's and such officers' performance for fiscal 1998. Mr. Schultz' and the other Named Executive Officers' subsequent grants of stock options in October 1999 reflected performance for fiscal 1999 and were of substantially lesser amounts.

                                          Respectfully submitted,

                                          Arlen I. Prentice, Chairman
                                          Barbara Bass
                                          Gregory Maffei

PERFORMANCE GRAPH

     The following graph depicts the Company's total return to shareholders from September 30, 1994 through October 3, 1999, relative to the performance of the Nasdaq Stock Market (U.S. Companies) Index, the Nasdaq Eating and Drinking Establishments Index, and the Nasdaq Retail Index. All indices shown in the graph have been reset to a base of 100 as of September 30, 1994 and assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has not ever paid cash dividends on its Common Stock. The points represent fiscal year end index levels based on the last trading day in each such fiscal year. The chart set forth below was prepared by Georgeson Shareholder Communications, Inc., which holds a license to use the indices used herein.
[GRAPH]

                                          NASDAQ RETAIL        NASDAQ EATING AND     NASDAQ STOCK MARKET    STARBUCKS CORPORATION
                                          -------------             DRINKING         -------------------    ---------------------
                                                                 ESTABLISHMENTS
                                                               -----------------
9/30/94                                       100.00                 100.00                 100.00                 100.00
9/29/95                                       128.00                 108.00                 138.00                 164.00
10/1/96                                       146.00                 109.00                 163.00                 305.00
9/28/97                                       210.00                  99.00                 225.00                 353.00
9/27/98                                       203.00                  68.00                 235.00                 311.00
10/3/99                                       176.00                  67.00                 372.00                 416.00

CERTAIN TRANSACTIONS AND INDEBTEDNESS OF MANAGEMENT

     The Pepsi Bottling Group purchases and distributes bottled Frappuccino(R) coffee drink, a product produced by the North American Coffee Partnership, a joint venture between the Company and the Pepsi-Cola Company, a division of PepsiCo, Inc., (the "NACP"). Mr. Craig E. Weatherup is the Chairman and Chief Executive Officer of the Pepsi Bottling Group, Inc. During fiscal 1999, Starbucks had sales of approximately $9 million to the NACP and the NACP had sales of approximately $91 million to the Pepsi Bottling Group, Inc.

     In connection with Mr. David Frost's relocation to Seattle, Washington to join the Company as senior vice president, New Business Development, the Company extended a short-term, interest-free bridge loan to Mr. Frost in the amount of $325,764 on September 3, 1999. The full principal amount of the loan becomes due and payable on March 1, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership ("Forms 3") and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company ("Forms 4"). Officers, directors, and greater than 10% shareholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the fiscal year ended October 3, 1999 except that (i) Mr. Howard Wollner was late in reporting 2,494 shares held indirectly on his Form 3, (ii) Mr. David Frost's Form 3 was filed late, (iii) Mr. Weatherup was late in reporting the acquisition of 10,000 shares in an open market transaction in July 1999, and (iv) Mr. Smith was late in reporting gifts of 9,000 stock options to family members made in August 1999.

    PROPOSAL 2 -- APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE STARBUCKS
               CORPORATION KEY EMPLOYEE STOCK OPTION PLAN -- 1994

     The Board of Directors proposes that the shareholders approve an amendment and restatement of the Key Employee Plan. The amendments to the Key Employee Plan include, among other things: (i) an extension of the term of the Key Employee Plan, (ii) an increase in the number of shares of Common Stock reserved for issuance pursuant to options issued under the Key Employee Plan from 26,050,000 to 35,050,000, (iii) the addition of provisions prohibiting the granting of stock options with an exercise price below the fair market value of a share of the Company's Common Stock at the date of grant, or the repricing of stock options below such fair market value without shareholder approval, and
(iv) updates to the Key Employee Plan to permit more effective administrative practices. The proposed amendments to the Key Employee Plan are detailed in the following description. A copy of the Key Employee Plan reflecting the proposed amendments may be obtained by sending a written request to the Company's Investor Relations Department at the address listed on page 16 of this Proxy Statement.

     The number of shares of Common Stock reserved for issuance under the Key Employee Plan prior to the proposed amendment and restatement is 26,050,000, of which approximately 4.5 million shares remain available for future stock option grants. The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions. The Board of Directors believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the Key Employee Plan unless additional shares are authorized. The Board approved the amendment to the number of shares reserved under the Key Employee Plan, from 26,050,000 to 35,050,000, on December 28, 1999. The Board adopted this increase in shares reserved for issuance under the Key Employee Plan, and recommends its approval by the shareholders, in order to allow the Company to continue to offer stock options to key employees and consultants as part of its overall compensation package.

DESCRIPTION OF THE KEY EMPLOYEE PLAN

     The Key Employee Plan provides for the grant of both incentive stock options and nonqualified stock options (as those terms are described below) to employees of and consultants to the Company and its subsidiaries. The Key Employee Plan as originally adopted was to be effective for a ten-year period ending on September 27, 2004. The proposed amendment and restatement of the Key Employee Plan would extend the term of the Key Employee Plan until December 28, 2009.

     The Board or a Committee of the Board comprised of two or more non-employee directors may administer the Key Employee Plan. Currently, the Compensation Committee of the Board administers the Key Employee Plan. The Board or the Committee has authority to administer and interpret the Key Employee Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Key Employee Plan. The Board or the Committee has authority to determine the employees and consultants to be granted stock options under the Key Employee Plan and to determine the size, type and applicable terms and conditions of such grants. In addition, the Board or the Committee may engage a qualified brokerage or other financial services firm to assist it in the administration of the Key Employee Plan. The proposed amendment and restatement of the Key Employee Plan would permit the

Board to delegate authority to an executive officer of the Company to authorize stock option grants within specified guidelines established by the Board or the Committee from time to time to employees who are not "officers" of the Company (as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended). This provision is intended to facilitate the approval and processing of routine stock option grants to newly hired or promoted individuals in a timely manner.

     Because the employees and consultants who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, the employees of and consultants to the Company and its subsidiaries. However, the maximum number of options to purchase shares of Common Stock that may be granted to any employee or consultant in any one year is 1,000,000.

     The Board, the Committee or the designated executive officer is authorized to establish the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time at the time each grant is made. The exercise price of stock options shall be set by the Board, the Committee or the designated executive officer at the time of the granting of an option, provided, however, that the exercise price may not be less than the fair market value of a share of Common Stock on the date of grant. Although it has been the Company's practice to grant stock options at no less than the fair market value of a share of Common Stock on the date of grant, the proposed amendment and restatement of the Key Employee Plan includes a provision that may not be amended without shareholder approval explicitly requiring that grants be made at such fair market value. In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Key Employee Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

     The closing price of the Company's Common Stock on the National Market Tier of The Nasdaq Stock Market, Inc. on December 20, 1999 was $26.00.

     The term of stock options granted under the Key Employee Plan may not be more than ten (10) years from the date of grant. Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

     The aggregate exercise price of options may be paid (i) in cash or by tendering shares of Starbucks Common Stock that have been held by the optionee for a least six months and that have a fair market value of at least the aggregate exercise price, (ii) by requesting that the designated brokerage firm conduct a cashless exercise, or (iii) in the case of nonqualified stock options only, by requesting that the Company withhold sufficient shares of Common Stock to pay the aggregate exercise price and by providing an attestation that the optionee has held a number of shares equal to the number to be withheld to pay the aggregate exercise price for at least six months. Optionees exercising nonqualified options must also pay the Company, at the time of exercise, the amount of federal, state, and local withholding taxes required to be withheld by the Company. Optionees may pay such amount in cash, by tendering shares held six months or more, by requesting that the designated brokerage firm forward payment of such taxes from the proceeds of a cashless exercise or by requesting that the Company withhold shares of Common Stock that have a fair market value on the date of exercise equal to the amount required to be withheld and providing an attestation that the optionee has held an equivalent number of shares for at least six months.

     Stock options granted under the Key Employee Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, (ii) pursuant to a domestic relations order, or (iii) in the case of nonqualified stock options only, by gift to a family member of the optionee or certain trusts, foundations or other entities owned or controlled by members of the optionee's family.

     Notwithstanding any vesting requirements of granted options, in the event of a change of control of the Company such as (i) a significant change in ownership structure, (ii) a change in the membership of the Board so that the incumbent members cease to constitute at least two-thirds of the members of the Board, (ii) the execution of a definitive agreement providing for a merger, consolidation or reorganization of the Company in which there is a significant change in ownership structure or membership of the Board, (iii) the complete liquidation or dissolution of the Company, or (iv) the execution of a definitive agreement providing for the sale or other disposition of all or substantially all of the assets of the Company, then all stock options outstanding shall become immediately and fully exercisable.

     The Key Employee Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by a majority vote of the Board or the Committee, provided, however, that
(i) any increase in the number of shares reserved for issuance pursuant to options granted under the Key Employee Plan (other than in connection with a change in capitalization), and (ii) any change that would permit the exercise price of stock options to be set at an amount less than fair market value on the date of grant must be approved by the shareholders of the Company. The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Key Employee Plan. In addition to these changes, the Board or the Committee may approve modifications, amendments, procedures and sub-plans that may be necessary or advisable to comply with the provisions of laws in other countries in which the Company or its subsidiaries operates or has employees or consultants.

     The Key Employee Plan and the grant and exercise of stock options thereunder and the obligations of the Company to issue and deliver shares of Common Stock are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required. Except for circumstances in which Federal law governs, the Key Employee Plan shall be governed by and construed in accordance with the laws of the State of Washington.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE KEY EMPLOYEE PLAN

     The federal income tax consequences of an optionee's participation in the Key Employee Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options. Recipients of stock options under the Key Employee Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

INCENTIVE STOCK OPTIONS

     Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"). Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. The federal income tax consequences of an employee's participation in the Key Employee Plan are discussed below.

     Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

     If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of

(i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

     The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

     In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

NONQUALIFIED STOCK OPTIONS

     Nonqualified stock options granted under the Key Employee Plan do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options. Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price. The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

     The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options. Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options. Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND
                     RESTATEMENT OF THE KEY EMPLOYEE PLAN.

              PROPOSAL 3 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending October 1, 2000. Deloitte & Touche LLP examined the consolidated financial statements of the Company for the fiscal year ended October 3, 1999. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 1, 2000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

     Shareholder proposals to be presented at the Company's next Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company at its executive offices at 2401 Utah Avenue South, Seattle, Washington 98134, Attention: Office of the General Counsel, on or prior to September 2, 2000.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     The Company's Annual Report to Shareholders for the fiscal year ended October 3, 1999 (which is not a part of the Company's proxy soliciting materials) is being mailed to the Company's shareholders with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K, without exhibits, will be furnished without charge to shareholders upon request to:

                               Investor Relations
                             Starbucks Corporation
                             2401 Utah Avenue South
                           Seattle, Washington 98134
                              (206) 447-1575 x7118

                                          By Order of the Board of Directors,

                                          /s/ G. SCOTT GREENBURG
                                          -----------------------------------
                                          G. Scott Greenburg
                                          Secretary

Seattle, Washington
January 10, 2000

                    DIRECTIONS TO THE STARBUCKS CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                       AT

                                 BENAROYA HALL
                   200 UNIVERSITY STREET, SEATTLE, WASHINGTON
                                       AT
                           10:00 A.M. (PACIFIC TIME)
                                       ON
                               FEBRUARY 14, 2000

TRAVELING SOUTH ON I-5:
     - Take Union Street exit
     - Continue to Third Avenue or Second Avenue
     - The Hall is on your left

TRAVELING NORTH ON I-5:
     - Take Seneca Street exit
     - Continue on Seneca to Third Avenue and turn right
     - The Hall is on your left

TRAVELING FROM I-90 WESTBOUND:
     - Merge onto I-5 going north
     - Take Madison Street exit and turn left on Madison Street
     - Continue on Madison to Third Avenue
     - Turn right on Third Avenue and continue to University Street
     - The Hall is on your left

LIMITED PARKING IS AVAILABLE AT YOUR EXPENSE AT THE FOLLOWING GARAGES:

     Benaroya Hall Parking Garage: Entrance on Second Avenue between Union Street and University Street, with elevator access to the hall.

     Cobb/Puget Sound Plaza Garage: Entrance on University Street, between Third Avenue and Fourth Avenue.

     Washington Mutual Tower Garage: Entrance on Seneca Street, between Second Avenue and Third Avenue.

                                                                      APPENDIX A

                             STARBUCKS CORPORATION
                              AMENDED AND RESTATED
                     KEY EMPLOYEE STOCK OPTION PLAN -- 1994

 1. PURPOSES OF THE PLAN

     The purposes of the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan -- 1994 (the "Plan") are (i) to attract and retain the most talented personnel available for positions of substantial responsibility, (ii) to encourage ownership of the Company's Common Stock by key Employees of and Consultants to the Company and its Subsidiaries, and (iii) to promote the Company's business success by providing both rewards for exceptional performance and long-term incentives for future contributions.

 2. DEFINITIONS

     Capitalized terms used in this Plan shall have the following meanings:

     "ACT" shall mean the Securities Act of 1933, as amended from time to time, or any replacement act or legislation.

     "BENEFICIAL OWNERSHIP" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

     "BOARD" shall mean the Board of Directors of the Company.

     "CHANGE IN CONTROL" shall mean the occurrence during the term of the Plan of:

          (a) an acquisition (other than directly from the Company) of any voting securities of the Company by any Person, after which such Person has Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Shares or the combined voting power of the Company's then outstanding voting securities; provided, however, that in determining whether a Change in Control has occurred, Shares or voting securities that are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control;

          (b) a change in the membership of the Board so that the members of the Incumbent Board cease to constitute at least two-thirds of the members of the Board;

          (c) the execution of a definitive agreement providing for a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a Non-Control Transaction;

          (d) the consummation of a complete liquidation or dissolution of the Company; or

          (e) the execution of a definitive agreement providing for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than the transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or voting securities as a result of the acquisition of Shares or voting securities by the Company which, by reducing the number of Shares or voting securities outstanding, increases the percentage of shares Beneficially Owned by the Person. If a Change in Control would occur (but for the operation of the preceding sentence) as a result of the acquisition of Shares or voting securities by the Company, and after such share acquisition by the Company the Person becomes the Beneficial Owner of any additional Shares or voting securities which increases the percentage of the then outstanding Shares or voting securities Beneficially Owned by the Person, then a Change in Control shall be deemed to have occurred.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any replacement act or legislation.

     "COMMITTEE" shall mean the Compensation Committee of the Board of Directors or another committee appointed by the Board comprised of not less than two Non-Employee Directors.

     "COMMON STOCK" shall mean the common stock, no par value per share, of Starbucks Corporation.

     "COMPANY" shall mean Starbucks Corporation.

     "CONSULTANT" shall mean any person engaged by the Company as a non-employee service provider pursuant to the terms of a written agreement.

     "DISABILITY" means:

          (a) in the case of an Optionee whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement between such Optionee and the Company or Subsidiary that includes a definition of "Disability," the term "Disability" as used in this Plan or any Agreement shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and

          (b) in all other cases, the term "Disability" as used in this Plan shall mean a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders the Optionee incapable of continuing his or her employment with the Company or a Subsidiary, as the case may be.

     "EMPLOYEE" means any person employed by the Company or any Subsidiary, including those individuals whose services as an Employee have been temporarily interrupted due to any authorized leave of absence.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any replacement act or legislation.

     "FAIR MARKET VALUE" of the Common Stock shall be the price per share of the Common Stock on the National Market tier of The Nasdaq Stock Market, Inc. at the close of regular trading. The Board or the Committee may designate a different time or method of determining the Fair Market Value if appropriate because of changes in the hours and methods of trading on The Nasdaq Stock Market, Inc. If the Common Stock ceases to be listed on The Nasdaq Stock Market, Inc., the Board or the Committee shall designate an alternative exchange, stock market or method of determining the fair market value of the Common Stock.

     "FAMILY MEMBER" shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee's household (other than a tenant or an employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent (50%) of the voting interests.

     "INCENTIVE STOCK OPTION" shall mean any stock option that qualifies as an "incentive stock option" within the meaning of Section 422 of the Code.

     "INCUMBENT BOARD" shall mean the individuals who are members of the Board as of December 28, 1999 and any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the Incumbent Board. No individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including any individual who assumed office by means of an agreement intended to avoid or settle any election or proxy contest.

     "NON-CONTROL ACQUISITION" shall mean an acquisition by:

          (a) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary;

          (b) the Company or any Subsidiary; or

          (c) any Person in connection with a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued in which:

             (i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;

             (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the corporation resulting from such merger, consolidation or reorganization, or a corporation with direct or indirect Beneficial Ownership of a majority of the voting securities of such corporation; and

             (iii) no Person other than (A) the Company, (B) any Subsidiary, (C) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (D) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding voting securities or Shares, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities or common stock of the corporation resulting from such merger, consolidation or reorganization.

     "NON-EMPLOYEE DIRECTOR" shall mean any member of the Board who qualifies as a non-employee director as that term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act or any replacement rule promulgated under the Exchange Act.

     "NONQUALIFIED STOCK OPTION" shall mean any Stock Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

     "OFFICER" shall have the meaning ascribed to that term in Rule 16a-1(f) promulgated under the Exchange Act.

     "OPTIONEE" shall mean an Employee or Consultant who has received a Stock Option pursuant to this Plan.

     "PERSON" shall mean an individual or a business entity, including, without limitation, a corporation, trust, estate or partnership, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

     "PLAN" shall mean the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan -- 1994, including any country specific rules approved and adopted by the Board or the Committee, as such plan and country-specific rules may be amended and restated from time to time.

     "SHARE" shall mean one share of the Company's Common Stock.

     "STOCK OPTION" shall mean the right to purchase one Share at a fixed exercise price and may refer to either an Incentive Stock Option or a Nonqualified Stock Option.

     "SUBSIDIARY" shall mean any subsidiary of the Company.

 3.  GENERAL PROVISIONS APPLICABLE TO STOCK OPTIONS

     3.1  TERM OF THE PLAN.

     The Starbucks Corporation Key Employee Stock Option Plan -- 1994, as originally adopted in September 1994, was to be effective for a ten year period ending on September 26, 2004. As amended and restated, the Plan shall be effective until December 28, 2009. The termination of the Plan at that time shall not affect Stock Options previously granted, and Stock Options to purchase Shares granted prior to the termination of the Plan shall be governed by the terms of the Plan upon its termination.

     3.2  SHARES RESERVED FOR ISSUANCE UNDER THE PLAN.

     Subject to any adjustment pursuant to the provisions of Section 3.7 of the Plan, the maximum aggregate number of Shares reserved for issuance upon the exercise of Stock Options granted pursuant to this Plan is 35,050,000. Shares subject to Stock Options that are forfeited through expiration, termination of employment or otherwise shall be available for issuance pursuant to other Stock Options granted under this Plan. Any increase in the maximum aggregate number of Shares reserved for issuance pursuant to the exercise of Stock Options granted under the Plan shall be approved and recommended by the Board and approved by the Shareholders of the Company.

     3.3  ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Board or a Committee duly appointed by the Board. The Board or the Committee shall have the authority to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan. The Board or the Committee shall have authority to determine the Employees and Consultants to be granted Stock Options under the Plan, to determine the size, type, and applicable terms and conditions of grants to be made to such Employees and Consultants, to determine when Stock Options will be granted, and to authorize grants to Employees and Consultants. In addition, the Board or the Committee may engage a qualified brokerage or other financial services firm to assist in the administration of the Plan.

     (b) The Board may delegate authority to an Officer of the Company to authorize Stock Option grants within specified guidelines established by the Board or the Committee from time to time to Employees who are not Officers of the Company.

     (c) The Board or the Committee may delegate to an administrator or administrators those clerical and administrative functions that may be legally delegated to such administrator or administrators.

     (d) The Board's or the Committee's interpretation of the Plan, and all actions taken and determinations made by the Board or the Committee, as the case may be, concerning any matter arising under or with respect to this Plan or any Stock Options granted pursuant to this Plan, shall be final, binding, and conclusive on all interested parties, including the Company, its shareholders, and all former, present, and future Employees or Consultants of the Company. The Board or the Committee may, as to questions of accounting, rely conclusively upon any determinations made by the independent public accountants of the Company.

     (e) The grant of Stock Options pursuant to this Plan shall be entirely in the discretion of the Board, the Committee or an Officer designated by the Board, as the case may be, and nothing herein contained shall be construed to give any Employee or Consultant any right to receive Stock Options under this Plan. The maximum number of Stock Options that may be granted to any Optionee in any one year hereunder is 1,000,000. The granting of Stock Options pursuant to this Plan shall not constitute any agreement or an understanding, express or implied, on the part of the Company or a Subsidiary to employ the Optionee for any specified period.

     3.4  EFFECT OF A CHANGE IN CONTROL

     (a) In the event of a Change in Control, all Stock Options outstanding on the date of such Change in Control shall become immediately and fully exercisable and shall remain exercisable in accordance with Section 3.6.

     (b) This Section 3.4 above applies to any Stock Option granted or Change in Control occurring after February 14, 2000, provided, however, that in the event that the adoption of Section 3.4 is considered to be an alteration of equity interests in contemplation of a pooling of interests transaction, the adoption of Section 3.4 will automatically be rescinded. Upon the rescission of the adoption of Section 3.4 set forth above, the effect of a merger, consolidation, tender offer or takeover bid shall be governed by the terms of Section 2.5 of the Starbucks Corporation Key Employee Stock Option Plan -- 1994 Plan in effect prior to February 14, 2000.

     3.5  TERMS AND EXPIRATION OF OPTIONS.

     Stock Options granted under this Plan shall be evidenced by a written grant agreement and:

          (a) shall be exercisable only by the Optionee, the Optionee's personal representative or a permitted transferee;

          (b) shall not be transferable by the Optionee or by operation of law other than (i) by will of, or by the laws of descent and distribution applicable to, a deceased Optionee, (ii) pursuant to a domestic relations order; or (iii) in the case of Nonqualified Stock Options, by gift to a Family Member of the Optionee;

          (c) unless transferred as permitted by Section 3.5(b), shall automatically terminate and expire upon any other sale or transfer, any other attempted sale or transfer or upon the bankruptcy or insolvency of the Optionee or Optionee's estate;

          (d) shall grant no right to the Optionee to receive any dividend on or to vote or exercise any right with respect to any Shares unless and until the Optionee has exercised Stock Options for such Shares and Beneficial Ownership of such Shares has been transferred to the Optionee;

          (e) shall expire at the earliest of the following:

             (i) three (3) months after voluntary or involuntary termination of Optionee's employment as either an Employee or Consultant other than termination as described in subparagraphs (ii) or (iii) below;

             (ii) immediately upon the discharge of Optionee for misconduct, willfully or wantonly harmful to the Company or Subsidiary;

             (iii) twelve (12) months after Optionee's death or Disability;

             (iv) upon the expiration date specified in the Optionee's written grant agreement; or

             (v) ten (10) years from the date of grant;

          (f) shall to the extent that such Stock Options vest and become exercisable in increments, stop vesting as of the date of the Optionee's death, Disability, or termination of Optionee's employment as an Employee or Consultant;

          (g) shall not be affected by any changes of duties or position so long as the Optionee shall continue to be employed as an Employee or Consultant by the Company or a Subsidiary; and

          (h) shall have an exercise price determined by the Board, the Committee or a designated Officer, as the case may be, at the time the grant is made, that is not less than the Fair Market Value of a Share on the date of grant.

     3.6  EXERCISE OF OPTIONS

     An Optionee, an Optionee's personal representative or a permitted transferee desiring to exercise Stock Options granted and exercisable hereunder shall notify the Company or, if required by the Company, the brokerage firm designated by the Company to facilitate exercises and sales under this Plan, specifying the number of Stock Options to be exercised. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. The notification to the Company or the designated brokerage firm shall be accompanied by (i) payment of the aggregate exercise price of the Stock Options in cash or by tender of Shares that have been held by the Optionee for at least six (6) months that have an aggregate Fair Market Value of at least the aggregate exercise price, (ii) a request that the designated brokerage firm conduct a cashless exercise of the Stock Options, or
(iii) in the case of Nonqualified Stock

Options only, a request that the Company withhold sufficient Shares to pay the aggregate exercise price and an attestation that the Optionee or the permitted transferee has held a number of shares equal to the number to be withheld to pay the aggregate exercise price for at least six (6) months. Payment of the aggregate exercise price by means of tendering or attesting to the ownership of previously-owned shares of the Company's common stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

     3.7  RECAPITALIZATION.

     The aggregate number of Shares reserved for issuance pursuant to Stock Options granted hereunder, the number of Stock Options previously granted hereunder and the exercise price per Share for each Stock Option previously granted hereunder shall be proportionately adjusted for an increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse split or any other capital adjustment. The Board may, in its discretion, authorize the proportionate adjustment to the maximum number of Stock Options that may be granted to an Optionee in any one year. If the exercise of the adjusted number of Stock Options results in an obligation of the Company to issue a fractional Share, the number of Shares to be issued shall be rounded to the nearest whole number. Under no circumstances shall the Company be obligated to issue fractional shares pursuant to the exercise of Stock Options granted under this Plan. All adjustments made pursuant to this Section shall be determined by the Board or the Committee, whose determination in that respect shall be final, binding, and conclusive.

     3.8  SUBSTITUTIONS AND ASSUMPTIONS.

     The Board or the Committee shall have the right to substitute or assume Stock Options in connection with mergers, reorganizations, separations, or other "corporate transactions" as that term is defined in and said substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder.

     3.9  AMENDMENT OR TERMINATION OF THE PLAN.

     This Plan and all rules, guidelines, and regulations adopted with respect hereto may be terminated, suspended, modified, or amended at any time by a majority vote of the Board or the Committee, provided, however, that the following modifications or amendments require approval of or ratification by the shareholders of the Company: (i) any increase in the number of Shares reserved for issuance pursuant to Stock Options granted under the Plan, other than in connection with any adjustment under Section 3.7 of this Plan; and (ii) any change in Section 3.5(h) that would permit the exercise price of Stock Options to be set at an amount less than Fair Market Value of a Share of Common Stock on the date of grant. The Board or the Committee may amend the terms and conditions of outstanding Stock Options, provided, however, that (i) no such amendment would adversely affect the holders of such Stock Options without the holders' consent, (ii) no such amendment shall change the length of the term of a Stock Option, and (iii) the amended provisions of such Stock Options would be permitted under this Plan.

     3.10  WITHDRAWAL.

     An Optionee may at any time elect in writing to abandon Stock Options that have not yet been exercised.

     3.11  GOVERNMENT REGULATIONS.

     This Plan and the grant and exercise of Stock Options hereunder and the obligations of the Company to issue and deliver Shares pursuant to such Stock Options shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies as may be required.

 4. PROVISIONS APPLICABLE SOLELY TO NONQUALIFIED STOCK OPTIONS

     In addition to the provisions of Section 3 above, the following paragraph shall apply to all Stock Options granted under this Plan that are not Incentive Stock Options.

     4.1  METHOD OF PAYMENT OF EXERCISE PRICE AND TAXES.

     The amount to be paid by the Optionee, his or her personal representative or permitted transferee upon the exercise of Nonqualified Stock Options shall be the full aggregate exercise price thereof, together with the amount of federal, state, and local income and FICA taxes required to be withheld by the Company. The Optionee, his or her personal representative or permitted transferee may elect to pay the federal, state, or local income and FICA withholding tax in cash, by having the designated brokerage firm forward payment of such taxes to the Company from the proceeds of a cashless exercise, or by having the Company withhold Shares having a Fair Market Value at the time of exercise equal to the amount required to be withheld, such withholding to be done at the minimum tax rate required under applicable law. If Shares are to be withheld to pay required taxes, the Optionee, his or her personal representative or permitted transferee must deliver an attestation that the Optionee or permitted transferee has held a number of Shares equal to the number to be withheld to pay such taxes for at least six (6) months.

 5. PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS

     In addition to the provisions of Section 3 above, the following paragraphs shall apply to all Stock Options granted under this Plan that are Incentive Stock Options.

     5.1  CONFORMANCE WITH INTERNAL REVENUE CODE.

     Incentive Stock Options granted under this Plan shall conform to, be governed by, and be interpreted in accordance with the Code and any regulations promulgated thereunder as amended from time to time, including, without limitation, those provisions of Section 422 of the Code that prohibit an Incentive Stock Option by its terms to be exercisable after ten (10) years from the date that it was granted. Only Employees of the Company or of a "subsidiary corporation" within the meaning of Section 424(f) of the Code may be granted Incentive Stock Options hereunder. To the extent that Stock Options granted hereunder as Incentive Stock Options fail to conform to the foregoing requirements, such Stock Options shall be treated as Nonqualified Stock Options.

     5.2  LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTIONS.

     The aggregate Fair Market Value of shares subject to Incentive Stock Options (determined on the date of grant) that vest in any one calendar year (under this Plan or any other plan of the Company that authorizes Incentive Stock Options) shall not exceed the maximum amount allowed in any one year by the Code in connection with the grant of Incentive Stock Options.

     5.3  LIMITATION ON GRANTS TO SUBSTANTIAL SHAREHOLDERS.

     An Employee may not, immediately prior to the grant of Incentive Stock Options hereunder, own stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company unless the exercise price per Share specified by the Board or the Committee, as the case may be, for Incentive Stock Options granted to such an Employee is at least one hundred ten percent (110%) of the Fair Market Value of the Company's Common Stock on the date of grant and such Stock Options, by their terms, are not exercisable after the expiration of five (5) years from the date of grant. For purposes of this limitation, Section 425(d) of the Code governs the attributes of stock ownership.

 6. FOREIGN EMPLOYEES OR CONSULTANTS

     Without amending the Plan, the Board or the Committee may grant Stock Options to eligible Employees or Consultants who are foreign nationals on such terms and conditions not inconsistent with those specified in this Plan as may, in the judgment of the Board or the Committee, as the case may be, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Board or the Committee may approve such modifications, amendments, procedures, sub-plans, and the like as may be necessary or advisable to comply with the provisions of the laws in other countries in which the Company operates or has Employees or Consultants.

 7. COSTS AND EXPENSES

     Except as provided herein with respect to the payment of taxes, all costs and expenses of administering the Plan shall be borne by the Company.

 8. GOVERNING LAW

     Except for circumstances in which Federal law governs, this Plan shall be governed by and construed in accordance with the laws of the State of Washington.

PROXY

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

                              STARBUCKS CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Howard Schultz and Orin C. Smith (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at Benaroya Hall on Monday, February 14, 2000 at 10:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment thereof.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example  [X]

1.  ELECTION OF DIRECTORS:                  FOR                WITHHOLD
    Class 1 Directors: Howard P.       all nominees            AUTHORITY
    Behar, James G. Shennan, Jr.      listed (except          to vote for
    and Craig E. Weatherup             as withheld)         nominees listed
                                            [ ]                   [ ]

WITHHOLD AUTHORITY To Vote for the following Directors:

-------------------------------------------------------

2. Proposal to approve the amendment and restatement of the Starbucks Corporation Key Employee Stock Option Plan - 1994 to, among other things, (i) extend the term of the plan, (ii) increase by 9,000,000 the number of shares of the Company's Common Stock reserved for issuance under the plan, (iii) add provisions prohibiting the granting of stock options with an exercise price below the fair market value of a share of the Company's Common Stock on the date of grant, or the repricing of stock options below such fair market value without shareholder approval, and (iv) update the plan to permit more effective administrative practices.

         FOR    AGAINST    ABSTAIN
         [ ]      [ ]        [ ]

3. Proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending October 1, 2000.

         FOR    AGAINST    ABSTAIN
         [ ]      [ ]        [ ]

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY.


Signature(s)                                   Dated:                      2000.
            ----------------------------------       --------------------,

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                                      ADDENDUM 1

                                NOTICE OF CHANGE

       (PLEASE READ AS PART OF PROPOSAL 2 OF THE ENCLOSED PROXY STATEMENT)

     Proposal 2 requesting approval of the amendment and restatement of the Starbucks Corporation Key Employee Stock Option Plan - 1994 (the "Key Employee Plan") has been changed to reflect the deletion from the proposed Key Employee Plan of the provision in Section 3.1 extending the term to December 28, 2009. THE KEY EMPLOYEE PLAN WILL NOW TERMINATE ON ITS ORIGINAL TERMINATION DATE OF SEPTEMBER 27, 2004. Please disregard all references to the proposed extension of the Key Employee Plan in the Proxy Statement for the Annual Meeting of Shareholders to be held on February 14, 2000.